Exhibit 10.1

Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SUBLEASE

THIS SUBLEASE (“Sublease”) is dated for reference purposes only as of August 6, 2019  (“Reference Date”), and is made by and between Alibaba Group (U.S.) Inc., a Delaware corporation ("Sublessor), and Ooma, Inc., a Delaware corporation (“Sublessee”).

IN CONSIDERATION of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Sublessor and Sublessee agree as follows:

1.Recitals.

A.Master Lease.  525 Almanor, LLC, a Delaware limited liability company (“Master Lessor”), as “Landlord”, and Sublessor, as “Tenant”, entered into that certain Office Lease dated as of November 10, 2018 (“Master Lease”) whereby Master Lessor currently leases to Sublessor approximately 51,756 rentable square feet (“Master Premises”) located on the first and fourth floors of that certain building located at 525 Almanor Avenue, Sunnyvale, California 94085 (“Building”).  It is anticipated that as of December 1, 2019 (the “Commencement Date”), Master Lessor will deliver to Sublessor approximately 45,501 rentable square feet of the Building (referred to in the Master Lease as the “Phase 3 Premises”), consisting of the entirety of the second floor (containing approximately 33,407 rentable square feet) and a portion of the first floor (containing approximately 12,094 rentable square feet), which Phase 3 Premises will be added to the Master Premises effective on the Commencement Date.  Sublessor represents and warrants that a true, correct and complete copy of the Master Lease (with redactions of certain financial data) is attached hereto as Exhibit A, that the Master Lease is in full force and effect and has not been amended or modified and that Sublessor is not in default under the Master Lease.

B.Prior Sublease. Sublessee currently occupies the Sublease Premises (as defined below) pursuant to an existing sublease (the “Prior Sublease”) by and between Fiserv, as “Sublandlord” and Sublessee as “Subtenant”. The Prior Sublease is scheduled to expire as of November 30, 2019, whereupon the Sublease Premises will be immediately delivered under the Master Lease to Sublessor.

C.Sublease.  As of the delivery of the Phase 3 Premises, Sublessee desires and the Sublessor agrees, subject to the Master Lessor Consent (as defined below), to sublease the Sublease Premises upon the terms, covenants and conditions of this Sublease.

D.Defined Terms.  Capitalized terms not defined herein shall have the meaning set forth in the Master Lease.

2.Demise of Sublease Premises.  Pursuant to the terms and conditions of this Sublease, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the approximately 33,407 rentable square feet consisting of the entire second floor of the Master Premises (the “Sublease Premises”).  The rentable area of the Sublease Premises and the Master Premises as stated in this Sublease shall be binding on the parties without regard to any discrepancy between the actual rentable areas and those stated herein.

3.Term; Contingent Option to Extend.

A.Term.  Subject to obtaining the Master Lessor Consent, the term of this Sublease (the “Term”) shall commence on the Commencement Date, and shall expire on January 31, 2022 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms, or the Term is extended as provided in Paragraph 3.B below.  Notwithstanding the foregoing, if there is a delay in the commencement of the Master Lease with respect to the Sublease Premises beyond November 30, 2019, then the Commencement Date and Expiration Date shall both be extended on a day-for-day basis for the extent of such delay.  Provided Sublessee remains in possession of the Sublease Premises under the Prior Sublease, Sublessor shall be deemed to have delivered possession of the Sublease Premises under this Sublease at 12:01 a.m. on the Commencement Date.  Except as otherwise provided in Section 14.7 of the Master Lease, this Sublease shall automatically terminate immediately upon any termination of the Master Lease.

B.Option to Extend.  Unless Sublessor elects, in its sole and absolute discretion, to occupy the Sublease Premises following the Expiration Date, Subtenant shall have the option to extend (the “Option to Extend”) the Term of this Sublease for one (1) year (the “Option Term”), provided that the Option Conditions (as defined below) are satisfied.

i.

Sublessee must deliver written notice to Sublessor exercising the Option to Extend no earlier than one hundred eighty (180) days and no later than ninety (90) days prior to the Expiration Date (the “Exercise Notice”).  Sublessee may, no earlier than two hundred seventy (270) prior to the Expiration Date, send a preliminary notice asking whether Sublessor elects to occupy the Sublease Premises following the Expiration Date (the “Preliminary Option Notice”). Sublessor shall have thirty (30) days from receipt of Sublessee’s Preliminary Option Notice, or if there is no Preliminary Option Notice, thirty (30) days from receipt of Sublessee’s Exercise Notice, within to notify Sublessee if Sublessor elects to occupy the Sublease Premises following the Expiration Date. If after receipt of a Preliminary Option Notice, Sublessor notifies Sublessee that Sublessor elects to occupy the Sublease Premises following the Expiration Date, Sublessee’s Option to Extend shall be of no further force or effect.  If after receipt of Sublessee’s Preliminary Option Notice, Sublessor notifies Sublessee that it does not elect to occupy the Sublease Premises following the Expiration Date, or if Sublessor fails to timely respond to Sublessee’s Preliminary Option Notice, Sublessee shall be free to exercise the Option to Extend by timely delivering the Exercise Notice.  If, however, Sublessee’s Exercise Notice is not preceded by a Preliminary Option Notice, Sublessor shall have thirty (30) days after receipt of the Exercise Notice to notify Sublessee whether Sublessor elects to occupy the Sublease Premises following the Expiration Date. Unless Sublessor timely delivers notice to Sublessee that Sublessor will occupy the Sublease Premises following the Expiration Date, then Sublessee shall be deemed to have exercised its Option to Extend as of the date of the Exercise Notice.

ii.

The Monthly Base Rent (as defined below) in effect as of the original Expiration Date of January 31, 2022 shall be increased by three percent (3%) as detailed in Paragraph 4.A below, the Expiration Date shall be extended to January 31, 2023, and Sublessee shall have no right or option to extend the Term beyond the Option Term.  Subject to the foregoing, all other terms and conditions of this Sublease shall apply during the Option Term, and references in this Sublease to Term shall include the Option Term.

iii.

As used herein, “Option Conditions” means: (i) as of the date of delivery of the Exercise Notice or as of the commencement of the Option Term, no Event of Default by Sublessee shall have occurred and be continuing; (ii) as of the date of delivery of the Exercise Notice or as of the commencement of the Option Term, no Event of Default shall have occurred more than twice within the Term, and (iii) as of the date of delivery of the Exercise Notice or as of the commencement of the Option Term, the Sublease remains in full force and effect and Sublessee has not assigned the Sublease or sublet the Premises at the time the Option to Extend is exercised and as of the commencement of the Option Term.  The Option Conditions are for Sublessor’s sole benefit and may be waived by Sublessor.

4.Rent.

A.Monthly Base Rent.  Commencing on the Commencement Date and continuing throughout the Term, Sublessee shall pay to Sublessor monthly base rent (“Monthly Base Rent”) for the Premises as follows:

Month	Monthly Base Rent
Month 1 - Month 12	$175,386.75 per month*
Month 13 - Expiration Date	$180,648.34 per month
Option Term (if applicable)	$186,067.80 per month

* Subject to Paragraph 4.D. below, “Abatement of Rent”.

As used herein, the word “month” shall mean the period beginning on the first (1st) day of a calendar month and ending on the last day of that calendar month.  Monthly Base Rent shall be paid on or before the first (1st) day of each calendar month during the Term.  Rent for any period during the Term which is for less than one month of the Term shall be a pro rata portion of the monthly installment based on the number of days in that month.  Rent shall be payable without notice or demand and without any deduction, offset or abatement, in U.S. Dollars.  Rent shall be paid to Sublessor at the same address as notices are to be delivered to Sublessor, or remitted to such other address as Sublessor may request in writing from time to time.

B.Additional Rent. Commencing on the Commencement Date and continuing for each month thereafter during the Term, Sublessee shall be responsible for the payment of Sublessee’s Share (as defined below) of Direct Expenses (as defined in Section 4.2.2 of the Master Lease and without markup by Sublessor), except to the extent that any such Direct Expenses relate specifically to portions of the Master Premises other than the Sublease Premises, in which case Sublessor shall be solely responsible for such Direct Expenses.  In addition, from and after the Commencement Date, Sublessee shall pay directly to the provider or, in the case of personal property taxes, permits, licenses and fees, directly to the entity imposing such costs, (i) its own telephone, telecommunications and data communications charges, and any other such service contracted for directly by Sublessee in support of the Sublease Premises; (ii) all personal property taxes, charges and assessments, including the taxes described in Section 4.5 of the Master Lease, if any, on Sublessee’s trade fixtures, equipment and other personal property of Sublessee located in the Sublease Premises; (iii) all permit, license or other governmental fees or charges arising out of Sublessee’s use and operation of the Sublease Premises; and (iv) any extraordinary services (i.e., any services over and above the standard services provided by Master Lessor to the Sublease Premises or Building under the Master Lease) that are provided to the Sublease Premises at the written request of Sublessee (it being understood that Sublessee shall only make a request for such services in writing), or any materially disproportionate usage of building utilities by Sublessee, which Sublessee shares in common with other occupants of the Building and that are not separately metered to the Sublease Premises.  All charges payable by Sublessee pursuant to this Paragraph 4.B. and elsewhere under this Sublease (other than Monthly Base Rent and payments to third parties) shall be payable to Sublessor at the address set forth herein and shall be deemed additional rent (“Additional Rent”).  Monthly Base Rent and Additional Rent hereinafter shall be referred to as “Rent”.  All Additional Rent not required by this Sublease to be paid at the time and in the manner for payment of Monthly Base Rent shall be payable to Sublessee within twenty (20) days after the date of Sublessor’s invoice therefor.  “Sublessee’s Share” shall be 20.09% Sublessee’s Share percentage is determined by dividing the rentable square footage of the Sublease Premises (i.e., 33,407 rentable square feet) by the rentable square footage of the Building (i.e., 166,307 rentable square feet) and multiplying by 100.  Sublessee and Sublessor agree, as a material part of the consideration given by Sublessee to Sublessor for this Sublease, that Sublessee shall pay Sublessee's Share of all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature arising in connection with the Sublease Premises during the Term, such that Sublessor shall receive, as net consideration for this Sublease, full reimbursement thereof.  Sublessor shall be entitled to rely conclusively on Master Lessor’s determination of estimated and actual Direct Expenses.  However, if Sublessor elects in its sole discretion to perform any audit of Direct Expenses and such audit yields a refund or credit for overpayment of Direct Expenses, Sublessor shall provide Sublessee’s Share of such refund or credit to Sublessee (net of Sublessor’s costs of audit and enforcement).  At Sublessee’s request and expense, and provided there exists no Event of Default, Sublessor shall undertake an audit of Direct Expenses to the extent permitted by the Master Lease.   If such audit yields a refund or credit for overpayment of Direct Expenses, the same shall first be applied to reimburse Sublessee for the audit costs, Sublessee shall receive Sublessee’s Share of the remaining refund or credit and Sublessor shall receive the balance of such refund or credit.  For the avoidance of doubt, Sublessee shall not be responsible for any charges that are assessed against Sublessee as a result of Sublessor’s acts or omissions, or that are incurred as a result of excess or additional services specifically requested by Sublessor for the Sublease Premises without Sublessee’s prior written consent and approval.

C.Prepayment of First Month's Rent.  Within ten (10) business days following obtaining the Master Lessor Consent, Sublessee shall pay to Sublessor the sum of One Hundred Seventy Five Thousand Three Hundred Eighty-Six and 75/100ths Dollars ($175,386.75), which shall be applied by Sublessor as a credit against the Monthly Base Rent for the month following the Rent Abatement Period (and if the Monthly Base Rent due in such month is reduced due to partial abatement pursuant to Paragraph 4.D below, any balance not applied to such first month following the Rent Abatement Period shall be applied as a credit against the Monthly Base Rent due in the subsequent month).

D.Abatement of Rent.  Monthly Base Rent shall be abated for the first four (4) months of the Term (the “Rent Abatement Period” and such abated Monthly Base Rent, the “Abated Rent”). If the Commencement Date is not the first day of the month, then the pro rata amount of Monthly Base Rent due for such partial month shall be abated, followed by Monthly Base Rent for the following three full months, and finally a portion of the Monthly Base Rent in the fifth month to bring the total Abated Rent to Seven Hundred One Thousand Five Hundred Forty-Seven and No/100s Dollars ($701,547.00). From and after the expiration of the Rent Abatement Period, Sublessee shall commence paying Monthly Base Rent at the times and in the amounts set forth in Paragraph 4.A. above (subject to the credit pursuant to Paragraph 4.C above).  Notwithstanding anything to the contrary contained herein, if this Sublease is terminated early due to an Event of Default (as defined below) at any time during the Term, the Rent Abatement Period shall automatically end (if it has not already ended) and Sublessee shall immediately pay to Sublessor a sum equal to the product of multiplying the total Abated Rent (or if this Sublease is terminated before the end of the Rent Abatement Period, the actual Abated Rent before the termination) by a fraction, the numerator of which is the remaining number of full calendar months in the Term and the denominator of which is 26.  Such payment by Sublessee shall be in addition to all other rights and remedies of Sublessor upon termination of this Sublease due to an Event of Default

5.Security Deposit. Upon execution of this Sublease by Sublessee, Sublessee shall deliver to Sublessor an amount equal to One Hundred Eighty Thousand Six Hundred Forty Eight and 35/100ths Dollars ($180,648.35) (the “Security Deposit”) as security for the full and faithful performance of every provision of this Sublease to be performed by Sublessee.  Upon the occurrence of an Event of Default, Sublessor may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other amount which Sublessor may spend or become obligated to spend by reason of Sublessee’s Event of Default, to repair damages to any part of the Sublease Premises or the Building, to clean the Sublease Premises or to compensate Sublessor for any other loss or damage which Sublessor may suffer by reason of such Event of Default.  Sublessor shall not be required to keep the Security Deposit separate from its general funds, and Sublessee shall not be entitled to interest on the Security Deposit.  Sublessee waives any statute, ordinance or judicial decision restricting the use of amounts drawn by Sublessor under the Security Deposit, including without limitation, California Civil Code Section 1950.7.  If Sublessor so uses or applies all or any portion of the Security Deposit, Sublessee shall within five (5) days after written demand deposit with Sublessor cash in such amount as is necessary to restore the Security Deposit to the full amount required under this Paragraph 5.  Sublessor shall return any unapplied portion of the Security Deposit to Sublessee upon thirty (30) days after the last occur of:  (i) expiration or earlier termination of this Sublease, (ii) Sublessee’s surrender of the Sublease Premises in the condition required by this Sublease, and (iii) Sublessee’s cure of any Event of Default.

6.Late Charge; Interest.  If Sublessee fails to pay Sublessor any amount due hereunder on or before the date when such payment is due, Sublessee shall pay to Sublessor a late charge of five percent (5%) (the “Late Charge Amount”) upon demand and interest at the “Interest Rate” (as defined in the Master Lease); provided, however, that Sublessee shall be entitled to notice prior to imposition of the Late Charge Amount once in each twelve (12) month period as set forth in Article 25 of the Master Lease.  Sublessor’s acceptance of any interest or Late Charge Amount shall not waive Sublessee’s Event of Default in failing to pay the delinquent amount.

7.Delivery of Sublease Premises.  The parties acknowledge and agree that Sublessee is the current occupant of the Sublease Premises, and as of the Commencement Date, Sublessor shall, by allowing Sublessee to remain in occupancy, be deemed to have delivered possession of the Sublease Premises to Sublessee in its current “as-is”, “where is” and “with all faults” condition. Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Sublease Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including, without limitation, the Americans With Disabilities Act of 1990 (“ADA”)).  Sublessee shall look solely to Master Lessor for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease, and if Master Lessor fails to perform any such repairs within thirty (30) days after Master Lessor has been requested to do so by Sublessee, then Sublessee shall promptly notify Sublessor of Master Lessor’s failure to perform.

8.Indemnity; Limitation of Liability.  To the fullest extent permitted by law (and in addition to the indemnifications set forth in the Master Lease, including, without limitation, Section 10.1 of the Master Lease, Sublessee shall indemnify, protect, defend (with counsel reasonably acceptable to Sublessor) and hold harmless Sublessor from and against any and all claims, liabilities, judgments, causes of action, damages, costs, and expenses (including reasonable attorneys’ and experts’ fees), caused by or arising in connection with: (i) Sublessee’s use and occupancy of the Premises, including the condition thereof during the Term excepting therefrom any casualty or condemnation thereof; (ii) the gross negligence or willful misconduct of Sublessee or its directors, officers, agents, employees or contractors; (iii) a breach of Sublessee’s obligations under this Sublease; or (iv) a breach of Sublessee’s obligations under the provisions of the Master Lease incorporated herein; provided, however, that Sublessee shall have no obligation to indemnify, protect, defend and hold harmless Sublessor to the extent any such claims, liabilities, judgments, causes of action, damages, costs or expenses are caused by the gross negligence or willful misconduct of Sublessor or its employees, contractors, agents or invitees.  The foregoing indemnification obligations of Sublessee shall survive the expiration or earlier termination of this Sublease.  Notwithstanding anything to the contrary contained in this Sublease, except with respect to Sublessee’s obligations set forth in Paragraph 18 below (“Surrender”) and Paragraph 27 below (“Holdover”), in no event shall either party be liable to the other party for any consequential, special, exemplary, incidental or punitive damages incurred (including, without limitation, any injury to business or loss of income or profit therefrom) in connection with this Sublease, the Sublease Premises or the Building.

9.Right to Cure Defaults.  If Sublessee fails to pay any sum of money to Sublessor when due, or fails to perform any other act on its part to be performed hereunder, and such failure would with the passage of time or the giving of notice, or both, constitute an Event of Default hereunder, then Sublessor may, but shall not be obligated to, make such payment or perform such act.  All such sums paid, and all actual out-of-pocket costs and expenses of performing any such act, shall be deemed Additional Rent payable by Sublessee to Sublessor upon demand.  In addition, Sublessee shall pay to Sublessor interest on all amounts due at the Interest Rate from the due date to and including the date of the payment, or from the date of the expenditure until repaid, as the case may be.

10.Assignment and Subletting.

A.  Consent Required.  Sublessee may not assign this Sublease, further sublet the Sublease Premises, transfer any interest of Sublessee therein or herein or permit any use of the Sublease Premises by another party (collectively, “Transfer”) without the prior written consent of Sublessor (which shall not be unreasonably withheld, conditioned or delayed) and of Master Lessor in accordance with the terms of Article 14 of the Master Lease.  A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.  Any Transfer without such consent shall be void and, at Sublessor’s option, shall terminate this Sublease.  Sublessor’s waiver of consent to any assignment or subletting shall be ineffective unless set forth in writing, and Sublessee shall not be relieved from any of its obligations under this Sublease unless the consent expressly so provides.

B.Transfer Premium.  Sublessee shall pay to Sublessor, in the manner prescribed by Section 14.3 of the Master Lease, seventy-five percent (75%) of the Transfer Premium as defined in the Master Lease, but determined based on any excess of the amount Sublessee is to receive in connection the Transfer over the Rent due under this Sublease (exclusive of the Transfer Premium, and calculated on a per square foot basis if the Transfer involves less than all of the Sublease Premises), after deducting the Transfer Costs for Sublessee’s Transfer.   Sublessee shall provide reasonable supporting documentation to establish any Transfer Costs claimed by Sublessee.

C.Right to Recapture.  Other than with respect to a Transfer to a Permitted Transferee, provided the proposed Transfer is for a majority of the balance of the Sublease Term, Sublessor may, upon notice of such intent to Transfer given pursuant to Section 14.1 of the Master Lease from Sublessee, exercise the recapture right set forth in Section 14.4 of the Master Lease within ten (10) business days by delivery of written notice of recapture to Sublessee.  Notwithstanding the foregoing, if Sublessor exercises its recapture right pursuant to Section 14.4 of the Master Lease, Sublessee shall have the right, upon written notice to Sublessor not later than five (5) days after Sublessor exercises such right, to rescind its request for consent to the Transfer, in which case this Sublease shall continue unmodified and in full force and effect.  Sublessor’s failure to deliver such recapture notice within the time set forth herein shall entitle Sublessee to proceed with the proposed Transfer, subject to consent and approval of Master Lessor.

11.Use.  Sublessee may use the Sublease Premises only for the Permitted Use set forth in Item 7 of the Summary of Basic Lease Information of the Master Lease, and in accordance with the provisions of the Master Lease, including, without limitation, Article 5 of the Master Lease.  With respect to Hazardous Materials (as defined in Section 29.33.1 of the Master Lease), Sublessee shall comply with the provisions of Section 29.33 of the Master Lease.  Sublessee also shall comply with all rules and regulations promulgated from time to time by Master Lessor.  There shall be no liability of Sublessor on account of the following: (i) the use, or interruption of use, of the Sublease Premises in connection with the furnishing of any services provided to or contracted for directly by Sublessee for the Sublease Premises; or (ii) the limitation, curtailment, rationing or restrictions requested by any governmental authority on use of water, electricity, gas or any other form of energy or utility service serving the Sublease Premises or the Building.  Notwithstanding anything to the contrary contained in this Sublease, there shall be no abatement of Rent or liability of Sublessor on account of injury to or interference with Sublessee’s business (including loss of profits) or damage to Sublessee’s property with respect to any services performed or provided by Master Lessor, except to the extent of any abatement of Rent provided to Sublessor pursuant to the Master Lease, which abatement of Rent rights shall pass through to Sublessee without deduction insofar as the same is attributable solely to the Sublease Premises.

12.Effect of Conveyance.  As used in this Sublease, the term “Sublessor” means the holder of the tenant's interest under the Master Lease.  In the event of any transfer of said tenant’s interest, from and after the effective date thereof, provided that the assignee has expressly assumed in writing all obligations and liabilities of Sublessor hereunder accruing from and after the date of the assignment (including without limitation as to the return of the Security Deposit), Sublessor shall be relieved of all covenants and obligations of Sublessor hereunder following the date of such transfer.

13.Acceptance.  The parties acknowledge and agree that Sublessee is subleasing the Sublease Premises on an “AS IS” and “WITH ALL FAULTS” basis. Sublessor has made no representations or warranties of any kind with respect to the condition or use of the Sublease Premises.  Sublessee hereby represents to Sublessor that (i) Sublessee is knowledgeable about the Sublease Premises and the physical condition thereof and the zoning regulations with respect thereto, including, without limitation, accessibility, location of utilities and improvements and earthquake preparedness, which in Sublessee’s judgment (and based on its occupancy under the Prior Sublease) affect or influence Sublessee’s use of the Sublease Premises and Sublessee’s willingness to enter into this Sublease; (ii) Sublessee is relying on its own knowledge in subleasing the Sublease Premises; and (iii) Sublessee has received no representations or warranties with respect to the physical condition or use of the Sublease Premises on which Sublessee has relied in entering into this Sublease.

14.Improvements.

A.  Alterations and Improvements.  No alterations, additions or improvements (collectively or individually, the “Alterations”) shall be made to the Sublease Premises except in accordance with this Sublease and the applicable provisions of Article 8 of the Master Lease, and with the prior written consent of Master Lessor and Sublessor, which consent of Sublessor shall not be unreasonably withheld, conditioned or delayed (it being agreed that Sublessor may reasonably withhold its consent if Master Lessor withholds consent for any reason).  However, if Sublessee’s proposed Alterations qualify as a Cosmetic Alteration under Master Lease Section 8.1 and the total cost thereof does not exceed the Monthly Base Rent then in effect under this Sublease, Sublessee may make such Alterations upon not less than ten (10) days prior written notice to Sublessor without need for the consent of Sublessor or Master Lessor.

B.Requirements.  Except as provided in the last sentence of Paragraph 14.A, Sublessee shall submit for the Sublessor’s and Master Lessor’s approval a set of detailed working drawings for any Alterations which Sublessee proposes to construct or install in the Sublease Premises at any time during the Term.  To the extent that Master Lessor approves such Alterations, Sublessor agrees that Sublessor shall not unreasonably withhold, condition or delay Sublessor’s approval to such Alterations.  Except as provided in the last sentence of Paragraph 14.A, all plans, drawings and specifications for any Alterations and Sublessee’s choice of contractors shall be subject to the prior approval of Sublessor, which shall not be unreasonably withheld or delayed, and of Master Lessor in accordance with the provisions of the Master Lease.

Sublessee shall construct any Alterations at Sublessee’s sole cost and expense and in compliance with all applicable law and otherwise in compliance with the applicable provisions of the Master Lease.  In no event shall Sublessor be obligated to provide any improvement allowance in connection with any Alterations.

C.Removal of Improvements.  Sublessee shall not be obligated to remove any alterations, additions or improvements installed in the Sublease Premises by or for Sublessee or any predecessor in interest of Sublessee prior to the Reference Date.  Upon the expiration or earlier termination of this Sublease, Sublessee, at its sole cost and expense, shall be responsible for removing any Alterations that are installed in the Sublease Premises by Sublessee from and after the Reference Date, and that are required to be removed by Master Lessor pursuant to the Master Lease or in writing by Sublessor pursuant to its consent to such Alterations (if applicable and if Sublessee’s request for such consent expressly requests Sublessor’s determination as to whether such Alterations must be removed), and restoring the Sublease Premises to substantially the same condition immediately prior to installation of such Alterations, normal reasonable wear and tear and damage due to casualty or condemnation excepted.

15.Furniture, Fixtures and Equipment.   The parties acknowledge that Sublessee is the current occupant of the Premises, and that the Premises shall be delivered to Sublessee in its current, as-is condition, including with all of the furniture, fixtures and equipment, including cubicles, office furniture, chairs and conference room tables, currently located within the Premises (the “FF&E”).  Sublessee acknowledges and agrees that the FF&E is the property of Sublessee and as such, Sublessee understands and acknowledges that Sublessor has made no representations or warranties whatsoever as to the FF&E, including no representations as to the FF&E’s condition or fitness for a particular purpose. Sublessee shall be responsible for removing the FF&E from the Premises upon the expiration or earlier termination of this Sublease, and for repairing any damage caused by such removal.

16.Events of Default.  Each of the following events is referred to herein as an “Event of Default”:

A. Sublessee fails to pay any Rent when due and such failure continues for more than three (3) days after notice of delinquency; provided, however, that if Rent is not paid in full when due more than once in any six (6) month period, Sublessee’s failure to pay Rent when due on the second or any subsequent time within such six (6) month period shall constitute an Event of Default without requirement of any notice or cure period; and

B. Any event occurs which involves Sublessee and the Sublease Premises and which would constitute a default under Sections 19.1.2, 19.1.3, 19.1.4 and 19.1.5 of the Master Lease if it involved Sublessor and the Master Premises, following delivery of notice of default (which may be delivered to Sublessee by either Master Lessor or Sublessor), if such notice is required under the Master Lease, and expiration of the following cure period: (i) twenty (20) days for any default described in Section 19.1.1 of the Master Lease; (ii) thirty (30) days for any default described in Section 19.1.3 of the Master Lease; and (iii) one (1) business day for any default described in Section 19.1.5 of the Master Lease.

17.Remedies.  Upon the occurrence, and during the continuance, of an Event of Default, Sublessor shall have, in addition to any other rights and remedies available to it under this Sublease and/or at law and/or in equity, any and all rights and remedies of Master Lessor set forth in Sections 19.2, 19.3, and 19.5 of the Master Lease.  All rights and remedies of Sublessor herein enumerated shall be cumulative and none shall exclude any other right allowed by law or in equity and said rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.

18.Surrender.  Upon the expiration or earlier termination of this Sublease, Sublessee shall remove all of its FF&E, and any Alterations performed by or on behalf of Sublessee after the Reference Date if removal is required as provided in Paragraph 14.C above, and subject to the foregoing, shall surrender the Sublease Premises to Sublessor in the condition required under the Master Lease, including, without limitation, Article 15 of the Master Lease as the same applies to the Sublease Premises.  If the Sublease Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all costs incurred by Sublessor in returning the Sublease Premises to the required condition, plus interest thereon at the Interest Rate until paid by Sublessee.  Sublessee shall indemnify, defend with counsel reasonably acceptable to Sublessor, protect and hold harmless Sublessor against any and all claims, liabilities, judgments, causes of action, damages, costs, and expenses (including attorneys’ and experts’ fees) resulting from Sublessee’s delay in surrendering the Sublease Premises in the condition required, including, without limitation, any claim made by any succeeding subtenant founded on or resulting from such failure to surrender; provided, however, the foregoing indemnity shall not apply in the instance of gross negligence or intentional misconduct on the part of Sublessor or any of its officers, directors, employees and agents.  The indemnification set forth in this Paragraph 18 shall survive the expiration or earlier termination of this Sublease.

19.Estoppel Certificates.  Within five (5) business days following written notice from Sublessor or Master Lessor, Sublessee shall execute, acknowledge and deliver to Sublessor or Master Lessor an estoppel certificate in commercially reasonable form meeting the requirements of Article 17 of the Master Lease.  Any such statement may be conclusively relied upon by any prospective purchaser, transferee or encumbrancer of the Sublease Premises or of Sublessor’s interest in this Sublease.

20.Brokers.  Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, lenders, agents or salesmen in connection with this transaction other than CBRE, representing Sublessor, and CBRE, representing Sublessee (the “Brokers”).  Each party agrees to indemnify, defend and hold the other party harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any agent, broker, salesman or finder other than the Brokers as a consequence of said party's actions or dealings with such agent, broker, salesman, or finder other than the Brokers.  Sublessor shall be responsible for payment of a brokerage fee to Brokers pursuant to a separate written agreement.

21.Notices.  Unless five (5) business days’ prior written notice is given in the manner set forth in this Paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below their signatures at the end of this Sublease.  The address for Master Lessor shall be as follows:  525 Almanor LLC, c/o INVESCO Real Estate, 2001 Ross Avenue, Suite 3400, Dallas, TX 75201, Attn: Kevin Pirozzoli, Asset Manager.  All notices, demands, or communications in connection with this Sublease shall be considered received when (i) personally delivered; or (ii) if properly addressed and either sent by nationally recognized overnight courier or deposited in the mail (registered or certified, return receipt requested, and postage prepaid), on the date shown on the return receipt for acceptance or rejection.  All notices given to the Master Lessor under Section 29.18 of the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

22.Severability.  If any term of this Sublease is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Sublease shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired.

23.Amendment.  This Sublease may not be amended except by the written agreement of Sublessor and Sublessee and, if required by the Master Lease, or the Master Lessor Consent.

24.Insurance; Waiver.  Sublessee shall procure and maintain all insurance policies required to be carried by the “Tenant” under the Master Lease, including, without limitation, Article 10 of the Master Lease, with respect to the Sublease Premises.  All such liability policies shall name Sublessor and Master Lessor as additional insureds.  A certificate of insurance reflecting that the insurance required to be carried by Sublessee pursuant to this Sublease and the Master Lease is in force shall be delivered to Sublessor prior to the Commencement Date and upon renewal of such policies.  Notwithstanding anything to the contrary herein, upon the issuance of Master Lessor’s Consent, the provisions of Section 10.3.2.4 of the Master Lease, “Waiver of Subrogation”, shall be deemed to be a three (3) party agreement among Master Lessor, Sublessor and Sublessee.

25.Other Sublease Terms.

A. Incorporation by Reference.  Except as otherwise provided in this Sublease, and except those which by their nature or purport are inapplicable to the subleasing of the Sublease Premises pursuant to this Sublease or are inconsistent with or modified by any of the terms, covenants or conditions of this Sublease, the terms and provisions contained in the Master Lease are incorporated herein and made a part hereof as if set forth at length; provided, however, that: (i) each reference in such incorporated sections to “Lease” and to “Premises” shall be deemed a reference to this “Sublease” and the “Sublease Premises” defined herein, respectively; (ii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as expressly set forth herein; (iii) with respect to work, services, repairs, restoration, insurance or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor (Sublessee acknowledges that Sublessor shall be under no obligation to perform or otherwise satisfy any such obligations) shall be to request the same in writing from Master Lessor in a timely manner, as and when requested to do so by Sublessee, and to use Sublessor’s commercially reasonable good faith efforts to obtain Master Lessor’s performance (provided that Sublessee pays all costs incurred by Sublessor in connection therewith); (iv) Sublessor shall have no liability to Sublessee with respect to (a) representations and warranties made by Master Lessor under the Master Lease, (b) any indemnification obligations of Master Lessor under the Master Lease, or other obligations or liabilities of Master Lessor under the Master Lease with respect to compliance with laws, condition of the Sublease Premises or Hazardous Materials, and (c) obligations under the Master Lease to repair, maintain, restore, or insure all or any portion of the Sublease Premises, regardless of whether the incorporation of one or more provisions of the Master Lease might otherwise operate to make Sublessor liable therefor; (v) with respect to any approval or consent required to be obtained from the Master Lessor under the Master Lease, such approval or consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor may be withheld if Master Lessor’s approval or consent is not obtained; (vi) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (vii) except as provided in Paragraph 26 with respect to Master Lessor’s Consent, Sublessee shall pay all consent and review fees set forth in the Master Lease to both Master Lessor and Sublessor; (viii) Sublessee shall have the right to terminate this Sublease due to casualty or condemnation under the same conditions for which Sublessor has the right to terminate the Master Lease due to casualty or condemnation pursuant to Sections 11.2 or 13 of the Master Lease (with references to “Landlord” and “Tenant” replaced with references to “Sublessor” and “Sublessee”), and even in the event Sublessee elects not to exercise any such right to terminate the Sublease, Sublessor may nevertheless exercise any right it may have to terminate the Master Lease due to casualty or condemnation; (ix) as between Sublessor and Sublessee only, all insurance proceeds or condemnation awards received by Sublessor under the Master Lease shall be deemed to be the property of Sublessor; (x) in any case where “Tenant” is to execute and deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; and (xi) the following provisions of the Master Lease are expressly excluded from and not incorporated herein by reference: Master Lease:  Summary of Basic Lease Information – Items 1; 2.2; 3; 4; 6; 8; 10; 12 and 13; Sections 1.1.1; 1.1.3 (beginning at the sentence starting with “Following the Phase 4 Lease Commencement Date…” through the end of the Section; 1.1.4; 1,2; 1.3; 1.4; Articles 2, 3 and 4 (except for Section 4.5); Sections 5.4; 5.5; 5.6; 5.7; 6.1.5; 11.1; 11.2; 14.9; 14.10; Articles 21 and 22, Section 23.5 (provided however that Sublessor hereby approves Sublessee’s existing signage and any replacement thereof substantially similar in size, quality and location as currently exists); Article 25; the second, third, fourth and fifth sentences of Section 28.1; Sections 28.2; 29.24; 29.36; 29.43 and Exhibits A; B; F; G; H; and I.

In the event of any conflict between this Sublease and the Master Lease, the terms of this Sublease shall control as between Sublessor and Sublessee.  Sublessee hereby acknowledges that it has read and is familiar with all the terms of the Master Lease, and agrees that this Sublease is subordinate and subject to the Master Lease.

B. Performance by Sublessor.  Notwithstanding anything to the contrary contained in this Sublease, Sublessor shall not be required to furnish, supply or install anything required of Master Lessor under any Article or Section of the Master Lease, provided, however, that Sublessor shall promptly notify Master Lessor of any maintenance deficiencies or repair obligations of Master Lessor under the Master Lease within a reasonable time (but in no event more than two (2) business days) after Sublessee notifies Sublessor of such deficiencies.  Sublessor shall have no liability or responsibility whatsoever for Master Lessor’s failure or refusal to perform under the Master Lease, unless such non-performance is a result of Sublessor’s breach or default of the Master Lease and such breach or default is not caused by Sublessee.  Sublessor’s obligation to use its commercially reasonable good faith efforts to cause Master Lessor to observe and perform its obligations under the Master Lease shall not be a guarantee by Sublessor of Master Lessor’s compliance with the provisions of the Master Lease, and in no event shall Sublessor be required to initiate any litigation proceedings or file suit against Master Lessor.  Sublessor agrees to pay all rent payable under the Master Lease to Master Lessor in accordance with the terms of the Master Lease, and otherwise to perform its obligations under the Master Lease except to the extent Sublessee expressly agrees to perform such obligations with respect to the Sublease Premises pursuant to the terms hereof.  Sublessor shall deliver promptly to Sublessee copies of all notices Sublessor receives from Master Lessor with respect to the Master Lease and/or the Premises.  Sublessor covenants and agrees to pay all rent, and any other amounts, due and payable under the Master Lease on a timely basis.  Any rental abatement available to Sublessor under the Master Lease in connection with a disruption in utilities, casualty, unavailability of the Sublease Premises or similar matter (excluding, however, any abatement under Sections 3.2, 3.3 and 3.4 of the Master Lease) shall apply on a fair and equitable basis to Monthly Base Rent and Additional Rent applicable hereunder. (By many of illustration and not limitation, if 50% of Sublessor’s monthly base rent is abated under the Master Lease with respect to the Sublease Premises, then 50% of Sublessee’s Monthly Base Rent shall be abated hereunder; and if 50% of Sublessor’s monthly base rent under the Master Lease is abated due to events, conditions or circumstances not applicable to or affecting the Sublease Premises, there shall be no abatement of Sublessee’s Monthly Base Rent hereunder.)  Sublessor shall promptly deliver to Sublessee any notice received from Master Lessor or its agents in connection with the Master Lease that directly pertains to the Sublease or the Sublease Premises.  Sublessor shall indemnify, defend and hold harmless Sublessee from any breach by Sublessor of the provisions of this Paragraph or Paragraph C below, including without limitation the reasonable costs of Sublessee’s attorneys.

C.Preservation of Master Lease.  So long as no Event of Default by Sublessee is continuing, except as otherwise provided with respect to termination in case of casualty or condemnation, Sublessor shall not enter into any agreement that will cause either the Master Lease to be terminated or the Sublease Premises to be surrendered prior to the expiration of the Term.  Sublessor shall not enter into any amendment or other agreement with respect to the Master Lease that will prevent or adversely affect the use by Sublessee’s of the Sublease Premises in accordance with the terms of this Sublease,  adversely affect the access to the Sublease Premises from the Common Areas or Building, adversely affect the parking density and availability for the Building, increase the obligations or liabilities of Sublessee or decrease the rights of Sublessee under this Sublease or with respect to the Sublease Premises, shorten the term of this Sublease or increase the rental or any other sums required to be paid by Sublessee under this Sublease without the prior written consent of Sublessee, in each case to be given or withheld in Sublessee’s sole and absolute discretion.

26.Condition Precedent.  This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon having obtained a written consent of the Master Lessor to the execution of this Sublease in form and substance and containing such provisions as Sublessor and Sublessee may mutually require in their respective sole and absolute discretion (the “Master Lessor Consent”).  Sublessor shall use commercially reasonable good faith efforts to obtain the Master Lessor Consent, and shall pay any amounts to Master Lessor as may be required under the Master Lease in connection with the Master Lessor’s Consent.  If Sublessor has not obtained the Master Lessor Consent within thirty (30) days after the Reference Date, either Sublessor or Sublessee may terminate this Sublease by giving the other party ten (10) business days’ prior written notice, in which case this Sublease shall terminate on the day following the last day of the ten (10) business day notice period (unless the Master Lessor Consent is obtained during such ten (10) business day period, in which case this Sublease shall remain in full force and effect), neither party shall have any further rights or obligations hereunder and Sublessor shall return to Sublessee any sums paid.  The return of all sums paid by Sublessee to Sublessor shall be Sublessee’s sole and exclusive remedy in the event of a termination pursuant to this Paragraph 26, including, without limitation, a termination resulting from Sublessor’s determination that any term or condition proposed by Master Lessor in a consent is unacceptable.  Notwithstanding any contrary provision of this Paragraph 26, Sublessor and Sublessee agree that a Master Lessor Consent in substantially the form attached as Exhibit B to this Sublease is satisfactory and meets their respective requirements.

27.Holdover.   The parties hereby acknowledge that it is critical that Sublessee surrender the Sublease Premises to Sublessor no later than the Expiration Date or earlier termination of this Sublease in accordance with the terms of this Sublease.  If with Sublessor’s consent Sublessee remains in possession of all or any portion of the Sublease Premises after the Expiration Date or earlier termination of this Sublease, Sublessee shall pay Sublessor holdover rent in the amount of one hundred fifty percent (150%) of the Monthly Base Rent payable by Sublessee during the last month of the Term, and one hundred percent of the Additional Rent payable pursuant to Paragraph 3.B. above, prorated based on the number of days of holdover.   The obligations set forth in this Paragraph 27 shall survive the expiration or earlier termination of this Sublease.

28.Parking.   Sublessee shall be entitled to one hundred (100) unreserved parking passes (~ 3 per 1000 rentable square feet of the Sublease Premises), subject to the provisions of Article 28 of the Master Lease.

29.No Offer.  Submission of this Sublease for examination or signature by Sublessee does not constitute a right to, reservation of, option for or option to sublease, and such submission is not effective as a sublease or otherwise until execution and delivery by both Sublessor and Sublessee, subject, however, to the provisions of Paragraph 26 above.

30.Authority.  Without incurring any personal liability to either party, each individual executing this Sublease on behalf of a corporation, limited liability company, partnership or other entity represents and warrants that he or she is duly authorized to execute and deliver this Sublease on behalf of said corporation, limited liability company, partnership or entity, and that this Sublease is binding upon said corporation, limited liability company, partnership or entity in accordance with its terms.

31.Financial Information.   Not more than once each calendar year during the Term (unless Sublessee has been in default of any monetary obligation hereunder, in which case Sublessor shall have the right to request such information more than once each calendar year), upon Sublessor’s request Sublessee promptly shall deliver to Sublessor a copy of Sublessee’s audited financial statements (or if unaudited, unaudited financial statements for the then-current fiscal year), which financial statement or statements shall be prepared in accordance with generally accepted accounting principles and shall be accompanied by a certificate of Sublessee’s Chief Financial Officer stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition and results of operations of Sublessee at the date thereof and for the periods covered thereby.  During any period Sublessee is a publicly traded corporation with shares listed and actively traded on a nationally recognized stock exchange, then Sublessor waives the right to require Sublessee to deliver such financial statement or statements as described in this Paragraph 31.

32.Miscellaneous.   This Sublease contains all of the covenants, conditions and agreements between Sublessor and Sublessee concerning the Sublease Premises, and shall supersede all prior correspondence, agreements and understandings concerning the Sublease Premises, both oral and written.  This Sublease shall in all respects be governed by and construed in accordance with the laws of the state in which the Sublease Premises are located.  If any term of this Sublease is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Sublease shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired.  This Sublease may not be amended except by the written agreement of all parties hereto.  Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor.  Any executed copy of this Sublease shall be deemed an original for all purposes.  This Sublease shall, subject to the provisions regarding assignment and subletting, apply to and bind the respective heirs, successors, executors, administrators and assigns of Sublessor and Sublessee.  The language in all parts of this Sublease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Sublessor or Sublessee.  The captions used in this Sublease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof.  When a party is required to do something by this Sublease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor.  Whenever one party’s consent or approval is required to be given as a condition to the other party’s right to take any action pursuant to this Sublease, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld, conditioned or delayed.  If either Sublessor or Sublessee shall bring any action or legal proceeding to enforce, protect or establish any term or covenant of this Sublease, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs and experts’ fees as may be fixed by the court.  This Sublease may be executed in counterparts, all of which taken together as a whole, shall constitute one original document.  Facsimile signatures and PDF format signatures sent by electronic mail shall be treated and have the same effect as original signatures.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the Reference Date first written above.

SUBLESSOR:		SUBLESSEE:

Alibaba Group (U.S.) Inc.,		Ooma, Inc.,
a Delaware Corporation		a Delaware Corporation

By:	/s/ Annie Xu Jie	By:	/s/ Eric Stang
Printed Name:	Annie Xu Jie	Printed Name:	Eric Stang
Title:	Senior Director, Human Resources	Title:	President and Chief Executive Officer
and Chairman of the Board of Directors

Address for Notice to Sublessor:

400 S. El Camino Real, Suite 400

San Mateo, CA 94402
Attention: Mona Yu

With a copy to:

Reed Smith LLP

101 Second Street, Suite 1800

San Francisco, CA 94105

Attention: Charles Seaman

Address for Notice to Sublessee: 525 Almanor Drive, Suite 200 Sunnyvale, CA 94085 With a copy to: Orrick Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 Attention: Jack Machalow

EXHIBIT A

MASTER LEASE

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EXHIBIT B

APPROVED FORM OF MASTER LESSOR CONSENT

CONSENT TO SUBLEASE AGREEMENT AND LICENSE AGREEMENT

THIS CONSENT TO SUBLEASE AGREEMENT AND LICENSE AGREEMENT (this "Agreement") is made as of October 24, 2019, by and among 525 ALMANOR LLC, a Delaware limited liability company ("Landlord"), and ALIBABA GROUP (U.S.) INC., a Delaware corporation ("Tenant"), and OOMA, INC., a Delaware corporation ("Subtenant").

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